AMENDMENT 2001-1
                           U S WEST SAVINGS PLAN/ESOP


         The U S WEST Savings Plan/ESOP as amended and restated as of June 12, 1998, and executed June 28, 2000 (the "Plan") is hereby amended under Section
10.1 of the Plan as follows, effective as of June 30, 2000 unless otherwise noted:

1.       The following sentence shall be added at the end of Section 1.28(a):

                  "Any Participant who transfers to Qwest or another Non-Participating Company that was a subsidiary of Qwest prior to June 30, 2000, shall remain an Eligible Employee and a Participant while employed by such Non-Participating Company so long as such Participant meets the other requirements of this Section 1.28."


2. The second sentence of Section 1.61 shall be revised to read as follows:

                  "Qwest and its subsidiaries owned prior to the merger of US WEST into Qwest are not Participating Companies, except to the extent set forth in Section 1.28(a)."


3.       Subsection 3.4(b)(i)(E) shall be revised to read as follows:

                  "(E) Effective January 1, 2000, this Section 3.4(b)(i)(E) applies instead of (C) for customer service agents. The Matching Formula for each customer service agent shall be an allocation equal to 25% of his Before-Tax Contributions and After-Tax Contributions made during each pay period; provided, however, that the allocation for any customer service agent for any pay period shall not exceed 1.5% of his Savings Plan Eligible Earnings for that pay period. The maximum allocation for the Plan Year for a customer service agent is equal to 1.5% of the dollar limit under Code Section 410(a)(17) for the Plan Year. Effective January 1, 2001, the Matching Formula for each customer service agent shall be an allocation equal to 50% of his Before-Tax Contributions and After-Tax Contributions made during each pay period; provided, however, that the allocation for any customer service agent for any pay period shall not exceed 3% of his Savings Plan Eligible Earnings for that pay period. The maximum allocation for the Plan Year for a customer service agent is equal to 3% of the dollar limit under Code Section 410(a)(17) for the Plan Year."